 Exhibit 99.1

VINEYARD NATIONAL BANCORP

PRESS RELEASE

VINEYARD NATIONAL BANCORP TO RAISE
$31.8 MILLION IN OFFERING
OF COMMON STOCK

Rancho Cucamonga, CA - May 4, 2006 - Vineyard National Bancorp (Nasdaq: VNBC) (the “Company”), the parent of Vineyard Bank (the “Bank”), today announced that it has entered into agreements with three institutional accredited investors with respect to the sale of an aggregate of $31.8 million of common stock in a registered direct offering. The shares were offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement. The transaction, which is expected to close on or about May 5, 2006, involves the sale of 1.2 million shares of common stock at a purchase price of $26.50 per share, representing a 4.3% discount to the May 3, 2006 closing price of $27.70.

RBC Capital Markets Corporation acted as sole placement agent for the transaction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from RBC Capital Markets Corporation at 165 Broadway, New York, NY 10006.

A shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Norman Morales, President and Chief Executive Officer of the Company, commented, “Our strategic placement of these new shares of common stock provides the company with additional liquidity and enhances our regulatory capital ratios in light of our pending merger with Rancho Bank, which we expect to close early in the third quarter of this year.”

About The Company

The Company operates the Bank, a community bank principally located in the Inland Empire region of Southern California. The Bank operates twelve full-service banking centers located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irvine, Irwindale, Lake Arrowhead, La Verne, Manhattan Beach, San Diego, and San Rafael in addition to loan production offices in Anaheim, Carlsbad and Westlake Village, California. Shares of the Company's common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

Forward-Looking Statements

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations
1260 Corona Pointe Court, Corona, California 92879  Tel: (951) 271-4232  Fax: (951) 278-0041
Email address: shareholderinfo@vineyardbank.com